Exhibit 99.1

OLD POINT ANNOUNCES APPOINTMENT OF
ELIZABETH T. BEALE AS CHIEF FINANCIAL OFFICER

Hampton, Va., October 21, 2019 (PR NEWSWIRE) – Elizabeth T. Beale has been appointed Senior Vice President and Chief Financial Officer of Old Point Financial Corporation (NASDAQ: OPOF) and Executive Vice President and Chief Financial Officer of Old Point National Bank effective immediately. Beale has served as Old Point’s Interim Chief Financial Officer since July of this year.

“Beth’s appointment reflects Old Point’s commitment to excellence,” said Robert Shuford, Sr., Chairman, President, and Chief Executive Officer of Old Point Financial Corporation. “She is a great addition to the high performing executive team we have built and has the full confidence of me and our Board of Directors.”

Beale joined Old Point in April 2018 as Senior Vice President and Chief Accounting Officer following Old Point’s acquisition of Citizens National Bank. She served as Executive Vice President and Chief Financial Officer at Citizens National Bank for 15 years and prior to that as Corporate Accountant for 4 years at James River Bankshares, Inc. In addition to her 22 years of banking experience, Beale holds her B.S. in Accounting from Elon University in North Carolina and is a Certified Public Accountant. She has been a member of the Virginia Bankers Association’s CFO Committee since 2010 and currently serves as the committee chair.

Rob Shuford, Jr., Chairman, President, and Chief Executive Officer of Old Point National Bank added “Beth has been instrumental since joining Old Point and the combination of her experience and leadership skills will be vital to our strategies for continued profitability and growth.”

About Old Point

Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of Old Point National Bank, a locally owned and managed full service community bank serving all of the Hampton Roads, Virginia region and Old Point Trust & Financial Services, N.A., the largest wealth management services provider headquartered in Hampton Roads, Virginia. Additional information about the company is available at www.OldPoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com.